Exhibit 99.1

Ondas to Launch Defense and Security Offering at Singapore Airshow 2026

Company to unveil its rebranding and offering for Defense and Security markets, its 2026 roadmap, and offering for an autonomous system of combat-proven systems unified under one operational domain

At the Airshow, Ondas will present its concept and multi layered solution addressing one of the most complicated challenges of modern defense: protecting critical assets from threats operating at the low-altitude and ground domains.

WEST PALM BEACH, FL / January 30, 2026 / Ondas Inc. (Nasdaq: ONDS) (“Ondas” or the “Company”), a leading provider of autonomous aerial and ground robot intelligence through its Ondas Autonomous Systems (OAS) business unit and private wireless solutions through Ondas Networks, today announced it will formally launch its new Ondas Defense and Security offering at the Singapore Airshow 2026, marking a major milestone in the Company’s strategic evolution and global expansion across defense, homeland security, and public safety markets. The launch represents a key step in Ondas’ long-term roadmap and includes refreshed branding, a forward-looking 2026 product and technology roadmap, and a comprehensive solution portfolio designed to address the world’s most complex and dynamic security threats. At the Singapore Airshow, Ondas will present its vision for governing low-altitude airspace and the ground beneath it as a single autonomous operational domain, turning previously disconnected systems into a coordinated, autonomous force.

“Modern threats are no longer confined to air or ground - they move seamlessly between domains, across cities, borders, and battlefields,” said Eric Brock, Chairman and CEO of Ondas. “Our launch at the Singapore Airshow reflects Ondas’ evolution into a defense-tech and security company purpose-built for this reality, delivering combat-proven, multi-domain, and multi-layered autonomous capabilities through a unified operational architecture.”

“Ondas Defense and Security is about simplifying complexity while increasing control,” said Oshri Lugassy, Co-CEO of Ondas Autonomous Systems. “By integrating robotics platforms, sensors, and effectors under one autonomous command-and-control layer, we enable defense and security organizations to detect, decide, and act faster - with fewer operators, lower operational footprint, and higher mission effectiveness.”

Ondas Defense and Security vision is designed to overcome the limitations of legacy, siloed defense systems that rely on disconnected sensors, manual coordination, and reactive responses. The Company’s solutions integrate autonomous ISR, counter-UAS, aerial and ground unmanned systems, and decision-support technologies into a software-defined, modular, and scalable system-of-systems. This unified approach enables persistent, adaptive, and proportionate responses to evolving threats across diverse and contested environments.

At the Singapore Airshow, Ondas will showcase its unified and autonomous command-and-control layer, which connects fixed and mobile platforms from low-altitude aerial systems to unmanned ground systems into a single coordinated system. This operational layer delivers accurate real-time situational awareness, autonomous response capabilities, and closed-loop detect-to-defeat workflows, supporting missions ranging from critical infrastructure protection and border security to forward-deployed military operations.

The launch also aligns with Ondas’ broader strategic trajectory, as reflected in recent Company updates, which emphasize expanding defense and security offerings, strengthening global partnerships, and scaling deployment of mission-ready autonomous systems. Ondas believes the convergence of robotics, AI, and autonomous command-and-control represents a foundational shift in how nations and organizations secure increasingly complex operational environments.

With its presence at the Singapore Airshow, Ondas reinforces its commitment to global defense and security markets and positions Ondas as a trusted Defense and Security provider of autonomous, multi-layered, and combat-proven solutions designed to meet the demands of modern warfare, homeland security, and public safety operations.

For more details about the Singapore airshow, visit here.

About Ondas Inc.

Ondas Inc. (Nasdaq: ONDS) is a leading provider of autonomous systems and private wireless solutions through its business units Ondas Autonomous Systems (OAS), Ondas Capital and Ondas Networks. Ondas’ technologies offer a powerful combination of aerial intelligence and next-generation connectivity to enhance security, operational efficiency, and data-driven decision-making across essential industries.

Ondas Autonomous Systems (“OAS”) delivers a portfolio of AI-powered defense and security platforms deployed globally to protect sensitive sites, populations, and critical infrastructure. Through its operating companies—American Robotics, Airobotics, Apeiro Motion, Roboteam Ltd., and Sentrycs—OAS provides an integrated suite of autonomous aerial, ground, and counter-UAS solutions. These include the Optimus System, the first FAA-certified small UAS for fully automated aerial security and data capture; Iron Drone Raider, an autonomous counter-UAS interception platform; Roboteam’s combat-proven tactical ground robotic systems for military and special operations forces; Apeiro Motion’s advanced ground robotics and tethered UAV systems with proprietary navigation and communications technologies; and Sentrycs’ Cyber-over-RF (CoRF) and protocol-manipulation counter-UAS solutions.

Ondas Capital plans to combine advisory services and strategic investment management services to accelerate the rapid scaling and global deployment of unmanned and autonomous systems to Allied defense and security markets.

Ondas Networks provides software-defined wireless broadband technology through its FullMAX platform, based on the IEEE 802.16t standard. This standards-based system delivers high-performance connectivity for mission-critical IoT applications in markets such as rail, utilities, oil and gasINVOIC, transportation, and government.

For additional information on Ondas Inc.: www.ondas.com, X and LinkedIn

For Ondas Autonomous Systems: LinkedIn

For Airobotics: www.airoboticsdrones.com, X and LinkedIn

For American Robotics: www.american-robotics.com, X and LinkedIn

For Sentrycs: www.sentrycs.com, X and LinkedIn

For Roboteam: www.robo-team.com, X and LinkedIn

For Apeiro Motion: www.apeiro-motion.com, LinkedIn

For Ondas Networks: www.ondasnetworks.com, X and LinkedIn

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts

IR Contact for Ondas Inc.

888-657-2377

ir@ondas.com

Media Contact for Ondas Inc.

Escalate PR

ondas@escalatepr.com

Preston Grimes

Marketing Manager, Ondas Inc.

preston.grimes@ondas.com

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